Exhibit 99.1

OneSpaWorld Reports First Quarter Fiscal 2022 Financial Results

Net Revenues of $87.7 million

Cash Burn Rate of $1.9 Million - Better than Guidance

Ends First Quarter with Total Liquidity of $44 Million

Expects to be Operating on 174 Cruise Ships by the End of the Third Quarter

Nassau, Bahamas, May 4, 2022 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its first quarter ended March 31, 2022.

Leonard Fluxman, Executive Chairman and Chief Executive Officer of OneSpaWorld, commented: “I am pleased to report a very positive start to the year, both operationally and financially, despite the Omicron variant’s continuing negative impact on scheduled voyages, occupancy rates and onboard staffing in the quarter. I am particularly proud of our corporate team and our onboard and resort spa leadership who mitigated Omicron’s impact on our staff and our operations, while always assuring our extraordinary standard of guest experience and our continuing flawless return to service.

Operationally, we commenced service aboard five new ship builds, and 15 ships returned to service by our cruise line partners. And the quarter saw continuing growth and strength across key operating metrics, including pre-booking percent of service revenue, average guest spend, average service spend per guest, and service frequency per guest, all higher than first quarter fiscal 2019 – the most recent period of normal operations. Financially, we delivered a significant increase in revenue compared to the 2021 first quarter, marking our fifth consecutive quarter of sequential revenue growth, positive adjusted EBITDA and adjusted net income, and a better-than-expected cash burn rate.

Mr. Fluxman added, “we are well positioned to exploit additional cruise ships introduced and returning to service during the remainder of 2022, and strong cruise ship and resort guest demand, driven by our investments in our exemplary staff, constantly innovating our service, product offerings, guest experiences, and our irreplicable global operations. We expect to be operating 174 cruise ship health and wellness centers by the end of the third quarter, including twelve new builds commencing service in 2022. Overall, we expect to deliver accelerating revenue growth and positive adjusted EBITDA and adjusted net income for the remaining quarters of 2022 and for the full fiscal year.”

Mr. Fluxman concluded: “our 2022 performance continues to prove out my conviction that our team’s determination, resilience and innovation throughout this extraordinary pandemic have positioned us stronger today than ever before as the preeminent operator of health and wellness centers at sea and on land. As of March 31, 2022, we had welcomed back 2,369 of our onboard staff members on cruise ships returning to service. With our strong business model, collaborative cruise line and destination resort partnerships, and extraordinary team, we look forward to advancing our operational and financial performance throughout 2022 and ongoing to increase value for all OneSpaWorld stakeholders.”

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer, commented, “We ended the quarter with total liquidity of $43.9 million, including $30.9 million in cash and $13.0 million available under our credit facility. Our cash burn rate was $1.9 million for the quarter, better than the expectation of $2.0 million to $3.0 million that we provided with our fourth quarter results. We expect the continued increased scaling of our cruise ship operations to generate positive quarterly cash flow from operations beginning in the second quarter of fiscal 2022 and continuing quarterly thereafter and for the full fiscal year.”

Operating Network Update:

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Ship Count: The Company ended the first quarter with health and wellness centers on 170 ships, of which 127 had resumed voyages as of quarter-end, compared with 118 ships having resumed voyages by the end of the fourth quarter of 2021. The Company expects that voyages will have resumed on 168 ships by the end of the second quarter. By the end of the year, the Company expects to operate on 178 ships.

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Destination Resort Count: The Company ended the first quarter with 51 destination resort spas, of which 48 were open and operating as of March 31, 2022. The Company expects to have 52 destination resorts open and operating by the end of 2022.

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Staff Count: The Company had re-embarked 2,369 cruise ship personnel on vessels at the end of the first quarter for actual and anticipated voyages and expects 3,087 employees to re-embark on vessels by the end of June 2022 for actual and anticipated voyages.

Liquidity Update:

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Cash and borrowing capacity under the Company’s line of credit at March 31, 2022 totaled $43.9 million. At year end, $10.0 million remained available under the ATM program. Availability under the Company’s line of credit was $13.0 million at March 31, 2022.

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The cash burn rate for the quarter was $1.9 million. The Company expects to generate positive quarterly cash flow from operations beginning in the second quarter of fiscal 2022 and continuing quarterly thereafter and for the full fiscal year.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), terms for which the definition and reconciliation are presented below.

First Quarter Ended March 31, 2022 Compared to March 31, 2021

The results of operations in the first quarter of 2022 continue to recover from the adverse impacts of COVID-19 which at its peak resulted in the cancellation of all of the Company’s voyages and the closing of many of the destination resort health and wellness centers at the end of first quarter 2020. As of March 31, 2022 our operations have now resumed on 127 cruise ships and in 48 destination resort spas, as compared to only two cruise ships and 47 destination resort spas at the same period in 2021.

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Total revenues were $87.7 million, as compared to $5.6 million in the first quarter of 2021. The three months ended March 31, 2022 revenues were derived primarily from our 127 health and wellness centers onboard ships having resumed voyages and our 48 open and operating destination resort health and wealth centers. The three months ended March 31, 2021 revenues were primarily related to the 47 destination resort spas that were open during the quarter and e-commerce product sales through the Company’s timetospa.com website.
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Cost of services were $62.7 million compared to $7.5 million in the first quarter of 2021. The increase was primarily attributable to costs associated with increased service revenues of $66.6 million in the quarter from our operating health and wellness centers at sea and on land and increased costs related to the resumption of operations at our health and wellness centers at sea and on land.
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Cost of products were $14.7 million compared to $1.3 million in the first quarter of 2021. The increase was primarily attributable to costs associated with increased product revenues of $15.5 million in the quarter from our operating health and wellness centers at sea and on land.
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Net loss was ($6.3) million compared to a loss of ($45.6) million in the first quarter of 2021. The $39.3 million improvement in the first quarter of fiscal 2022 was primarily a result of a $12.5 million reduction in the Company’s loss from operations and the $26.7 million positive change in the fair value of warrants. The change in fair value of warrants is the result of changes in market prices deriving the value of the financial instruments.
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Adjusted net loss was ($2.7) million, or adjusted net loss per diluted share of ($0.03), compared to adjusted net loss of ($14.9) million, or adjusted net loss per diluted share of ($0.17), in the first quarter of 2021.
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Adjusted EBITDA was $2.3 million compared to an adjusted EBITDA loss of ($9.4) million in the first quarter of 2021.
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Unlevered after-tax free cash flow was $1.4 million compared to a negative ($9.8) million in the first quarter of 2021.

Balance Sheet and Cash Flow Highlights

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Cash at quarter-end March 31, 2022 was $30.9 million.
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Total debt, net of deferred financing costs, at March 31, 2022, was $230.5 million.
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Unlevered after-tax free cash flow for quarter ended March 31, 2022 was $1.4 million.

Q2 2022 and Fiscal Year 2022 Guidance

The Company is not providing financial guidance due to the ongoing business disruption and substantial uncertainty surrounding the impact of the COVID-19 pandemic on its business. Notwithstanding the foregoing, for the fiscal year 2022, the Company expects to report a GAAP net loss and generate positive adjusted EBITDA and positive adjusted net income.

COVID-19 Impact on Cruise Industry

In response to the COVID-19 pandemic, the U.S. Centers for Disease Control and Prevention (“CDC”) took various measures intended to manage risks associated with the pandemic, including by issuing guidance under a Framework for Conditional Sailing Order (the “Framework”) that permitted cruise ship passenger operations in U.S. waters, subject to certain health and safety conditions and protocols. The Framework was modified over time as the spread of the COVID-19 pandemic began to stabilize, and the Framework expired on January 15, 2022. On February 9, 2022, the CDC published a COVID-19 Program for Cruise Ships, a voluntary program which provides that, among other things, persons traveling on cruise ships that are designated as “highly vaccinated

” are not required to wear a mask in any areas onboard and are not subject to physical distancing protocols. Cruise ships are designated as “highly vaccinated” if at least 95% of their passengers and 95% of their crew members are fully vaccinated, but less than 95% of their passengers and 95% of their crew members are up to date with their COVID-19 vaccines. In March 2022, the CDC modified their COVID-19 Program for Cruise Ships to further relax previously recommended protocols, including to remove the requirement for cruise ship operators to suspend passenger interactive experiences onboard and to change its prior requirement for physical distancing during shore excursions and transportation to a recommendation for cruise ships that are designated as at least “highly vaccinated.” As of the date of this report, virtually all cruise lines, including all of the Company’s cruise line partners, have agreed to voluntarily participate in the CDC’s COVID-19 Program for Cruise Ships.

Conference Call Details

A conference call to discuss the first quarter 2022 financial results is scheduled for Wednesday, May 4, 2022, at 11:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-844-825-9789 (international callers please dial 1-412-317-5180) and provide the passcode 10166422 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10166422. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, May 4, 2022 until 11:59 p.m. Eastern Time on Wednesday, May 11, 2022. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products currently onboard 171 cruise ships and at 51 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise line industry of the historically fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, irreplicable operating infrastructure, extraordinary team and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 65 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor (“OSW”), comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld. The operating results presented for the current quarter and year-to-date period reflect the operating results of all the businesses acquired in the Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
			$	%
	2022	2021	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$71,162	$4,604	$66,558	1446%
Product revenues	16,501	986	15,515	1574%
Total revenues	87,663	5,590	82,073	1468%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	62,667	7,484	55,183	737%
Cost of products	14,652	1,295	13,357	1031%
Administrative	3,833	3,844	(11)	(0)%
Salary, benefits and payroll taxes	8,727	7,652	1,075	14%
Amortization of intangible assets	4,206	4,206	—	0%
Total cost of revenues and operating expenses	94,085	24,481	69,604	284%
Loss from operations	(6,422)	(18,891)	12,469	66%
OTHER EXPENSE, NET:
Interest expense	(3,407)	(3,351)	(56)	(2)%
Change in fair value of warrant liabilities	3,400	(23,300)	26,700	115%
Total other expense, net	(7)	(26,651)	26,644	100%
Loss before income tax (benefit) expense	(6,429)	(45,542)	39,113	86%
INCOME TAX (BENEFIT) EXPENSE	(113)	26	(139)	(535)%
Net loss	$(6,316)	$(45,568)	$39,252	86%
Net loss per voting and non-voting share:
Basic and diluted	$(0.07)	$(0.52)
Weighted-average shares outstanding:
Basic and diluted	92,204	87,121

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net loss,

Adjusted net loss per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net loss as net loss, adjusted for items, including increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation and change in fair value of warrant liabilities. Adjusted net loss per diluted share is defined as Adjusted net loss divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three-month periods ended March 31, 2022 and 2021.

We define Adjusted EBITDA as loss from continuing operations before interest expense, income taxes (benefit) expense, depreciation and amortization, adjusted for the impact of certain other items, including non-cash stock-based compensation expense and change in fair value of warrant liabilities.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net loss, Adjusted net loss per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net loss to Adjusted net loss for the first quarters ended March 31, 2022 and 2021 and Adjusted net loss per diluted share for the first quarters ended March 31, 2022 and 2021 (amounts in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2022	2021
Net loss	$(6,316)	$(45,568)
Change in fair value of warrant liabilities	(3,400)	23,300
Depreciation and amortization (a)	3,761	3,761
Stock-based compensation	3,286	3,631
Adjusted net loss	$(2,669)	$(14,876)
Adjusted net loss per diluted share	$(0.03)	$(0.17)
Diluted weighted average shares outstanding	92,204	87,121

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net loss to Adjusted EBITDA and Unlevered after-tax free cash flow for the first quarters ended March 31, 2022 and 2021 (amounts in thousands):

	Three Months Ended
	March 31,
	2022	2021
Net loss	$(6,316)	$(45,568)
Income tax (benefit) expense	(113)	26
Interest expense	3,407	3,351
Change in fair value of warrant liabilities	(3,400)	23,300
Depreciation and amortization	5,477	5,882
Stock-based compensation	3,286	3,631
Adjusted EBITDA	$2,341	$(9,378)
Capital expenditures	(919)	(367)
Cash taxes	(35)	(9)
Unlevered after-tax free cash flow	$1,387	$(9,754)

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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